UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 25, 2009
SUPERVALU INC.
(Exact name of registrant as specified in its charter)

Delaware	1-5418	41-0617000

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11840 Valley View Road Eden Prairie, Minnesota	55344

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (952) 828-4000
N/A

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On April 25, 2009, the Executive Personnel and Compensation Committee of the Board of Directors of SUPERVALU INC. (the “Corporation”) approved the form of Change of Control Severance Agreement, as amended [Tiers I, II & III] (the “Agreement”) and the SUPERVALU INC. Executive & Officer Severance Pay Plan (the “Plan”).
Form of Change of Control Severance Agreement, as amended [Tiers I, II & III]
The Agreement supersedes the form of Change of Control Severance Agreement, as amended [Tiers I, II & III] (the “Prior Agreement”), entered into between the Corporation and certain of its officers, including the Chief Executive Officer, the Chief Financial Officer and the other named executive officers (each of the Chief Executive Officer, the Chief Financial Officer and the other named executive officers, an “Executive Officer”).
The Agreement is expected to be executed by the Corporation and certain of its executives, including each of the Chief Executive Officer, the Chief Financial Officer and the other named executive officers. Until the Agreement is so executed, the Prior Agreement continues in effect for each of these parties.
The Agreement provides for the continued employment by an executive for two years following a Change of Control in accordance with the Agreement. The Agreement also provides for compensation (including severance benefits), subject to certain exceptions, for an executive if the executive has severance of the executive’s employment for reasons other than death under circumstances that would qualify as a separation from service as that term is used and defined under Section 409A of the Internal Revenue Code of 1986, as amended (“Separation”) (the “Code”), which occurs either (i) prior to a Change of Control as a result of an Anticipatory Separation or (ii) within two years following a Change of Control (A) by the Corporation without Cause or (B) by the executive for Good Reason. The Agreement also contains a “best net” provision for reducing the compensation for the executive to avoid the excise tax imposed by Section 4999 of the Code, if that reduction results in the executive retaining a larger amount of “after tax” compensation.
The severance benefits include: (i) a lump sum cash amount equal to three times in the case of the Chief Executive Officer and two times in the case of each of the Chief Financial Officer and the other named executive officers of the sum of (A) the Executive Officer’s annual base salary on the date on which a Change of Control occurs or the date preceding the occurrence of an Anticipatory Separation (the “COC Date”) and (B) the Executive Officer’s target amount of bonus under the annual bonus plan for the Executive Officer for the year when the Separation occurs (the “Target Bonus”); (ii) a lump sum cash payment equal to the sum of (A) the Executive Officer’s earned but unpaid salary through the Separation date and (B) any accrued vacation pay; (iii) payment of any annual bonus plan and long term incentive plan amounts due but not yet paid as of the Separation with respect to years or cycles that were completed before the Separation; (iv) pro-rated payment of such bonus as would have been earned based on actual performance for the annual bonus cycle that includes the Separation and (v) pro-rated payments for each long term incentive plan cycle that is not completed as of the Separation. The Agreement also provides for (i) continued medical, dental and life insurance coverage for the Executive Officer and the Executive Officer’s eligible dependents; (ii) professional outplacement provider outplacement services if requested by the Executive Officer at a cost to the Corporation of not more than $25,000; (iii) not less than six years following the Executive Officer’s Separation of indemnification policies and liability insurance coverage for the Executive Officer’s benefit and (iv) legal fees incurred by the Executive Officer relating to any proceeding brought by the Corporation or the Executive Officer arising out of the Agreement, in accordance with the Agreement.
“Anticipatory Separation” means a Separation that occurs before a Change of Control (i) if either (A) the Separation follows any event or condition described in (i) through (iv) of the Good Reason definition below or (B) it is a Separation without Cause and (ii) the executive reasonably demonstrates the Separation was (A) at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change of Control or (B) otherwise arose in connection with or in anticipation of a Change of Control. An Anticipatory Separation can occur even if there is no actual Change of Control.
“Change of Control” will be deemed to have occurred upon any of the following events: (i) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) of beneficial ownership (within the meaning of Rule 13d-3 promulgated thereunder) of 20% or more of either (A) the then outstanding shares of common stock of the Corporation or (B) the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors, except for (I) any acquisition directly from the Corporation or (II) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any corporation controlled by the Corporation; (ii) the consummation of any merger or other business combination of the Corporation, sale or lease of all or substantially all of the Corporation’s assets or combination of the foregoing transactions (the “Transactions”) other than a Transaction immediately following which the stockholders of the Corporation and any trustee or fiduciary of any Corporation employee benefit plan immediately prior to the Transaction own at least 60% of the voting power, directly or indirectly, of (A) the surviving corporation in any such merger or other business combination, (B) the purchaser or lessee of the Corporation’s assets or (C) both the surviving corporation and the purchaser or lessee in the event of any combination of Transactions; (iii) within any 24-month period, the persons who were directors immediately before the beginning of such period shall cease (for any reason other than death) to constitute at least a majority of the Board or the board of directors of a successor to the Corporation or (iv) such other event or transaction as the Board determines constitutes a Change of Control.
“Cause” means, in accordance with the Agreement, (i) the continued failure of the executive to perform the executive’s duties with the Corporation (other than any such failure resulting from incapacity due to physical or mental illness); (ii) the conviction of, or plea of guilty or nolo contendere to, a felony or the willful engaging by the executive in conduct which is materially and demonstrably injurious to the Corporation; (iii) the executive’s commission of a material act or material acts of personal dishonesty intended to result in substantial personal enrichment of the executive at the expense of the Corporation or (iv) the executive’s material violation of the Corporation’s policies relating to the Code of Business Conduct, Equal Employment Opportunities and Harassment or Workplace Violence (the “Policies”).
“Good Reason” means any of the following events occurring during the two-year period following the COC Date in accordance with the Agreement: (i) the executive’s annual base salary is reduced below the higher of (A) the amount in effect on the COC Date or (B) the highest amount in effect at any time thereafter; (ii) the executive’s Target Bonus is reduced below the Target Bonus as it existed before the COC Date; (iii) the executive’s duties and responsibilities or the program of incentive compensation (including, without limitation, long term incentive plans and equity incentive programs), vacation, fringe benefits, perquisites, retirement and general insurance benefits offered to the executive are materially and adversely diminished in comparison to the duties and responsibilities or the program of such benefits enjoyed by the executive on the COC Date; (iv) the executive is required to be based at a location more than 45 miles from the location where the executive was based and performed services on the COC Date or the executive’s business travel obligations are significantly increased over those in effect immediately prior to the COC Date; (v) failure by the Corporation to provide for the assumption of the Agreement by any successor entity; or (vi) a material breach by the Corporation of the terms of the Agreement.
The Agreement also contains non-disclosure of confidential information, return of property, non-solicitation of existing or prospective customers, vendors and suppliers, non-solicitation of employees, non-competition and non-disparagement employee covenants.
Executive & Officer Severance Pay Plan
The Plan is effective May 2, 2009. The Plan provides for severance benefits for certain employees of the Corporation, including the Chief Executive Officer, the Chief Financial Officer and the other named executive officers of the Corporation, who are notified on or after May 2, 2009 that their employment is involuntarily terminated without Cause, subject to exclusions from participation in or receipt of benefits from the Plan, as more particularly described in the Plan. One exclusion is that an employee has not agreed to changes consistent with the Agreement. Section 3 of the Plan sets forth the date on which a participant’s continuation in the Plan ceases.
The severance pay is: (i) two times in the case of the Chief Executive Officer and 1.5 times in the case of each of the Chief Financial Officer and the other named executive officers the annual base salary at time of termination, plus (ii) an amount calculated as follows: the average of the performance results (expressed as a percentage) used to determine the Executive Officer’s bonus amounts under the Corporation’s annual bonus plan for the preceding three years (or all bonus amounts, if the Executive Officer has been employed fewer than three years); multiply that percentage by the Executive Officer’s current target bonus amount under such annual bonus plan and multiply this result by two in the case of the Chief Executive Officer and 1.5 in the case of each of the Chief Financial Officer and the other named executive officers, plus (iii) pro-rated payments for each long term incentive plan cycle that is not completed as of the Executive Officer’s termination date. The Corporation will determine, with respect to each such long term incentive plan cycle, in its discretion, the amount of the payment (prior to proration) after assessing progress against long term incentive plan objectives to the termination date, plus (iv) a pro-rated bonus under the Corporation’s annual bonus plan (based on weeks of service in the relevant bonus year) calculated on the same basis as all others in the annual bonus plan and plus (v) reimbursement for the cost of COBRA coverage for medical and/or dental insurance (if the Executive Officer has been enrolled in such insurance prior to termination, and if the Executive Officer timely makes a COBRA election) until the earlier of (A) 18 months following termination or (B) the Executive Officer is eligible to obtain medical and/or dental coverage through other sources. Reimbursed amounts will be taxable to the Executive Officer.
The severance pay and the pro-rated rated amounts under the Corporation’s annual bonus and long-term incentive plans will be paid in accordance with the Plan.
The Plan provides for the calculation and repayment of severance benefits received by an individual pursuant to the Plan who the Corporation wishes to rehire in any capacity within six months of such individual’s termination date.
The Plan provides for professional outplacement provider outplacement services at a cost to the Corporation of not more than $25,000 if requested by the participant. Benefits in other benefit plans provided by the Corporation will be determined in accordance with the plan documents therefor in accordance with the Plan.
“Cause” means: (i) the continued failure to substantially perform employee’s duties with the Corporation (other than any such failure resulting from incapacity due to physical or mental illness); (ii) the conviction of, or plea of guilty or nolo contendere to, a felony or the employee’s engagement in conduct which, in the Corporation’s opinion, is materially and demonstrably injurious to the Corporation; (iii) the commission of an act or acts of personal dishonesty intended to result in substantial personal enrichment of the employee at the expense of the Corporation or (iv) employee’s failure to comply with the Policies.
Copies of the Agreement and the Plan will be filed as exhibits to the Corporation’s next Quarterly Report on Form 10-Q.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 29, 2009
SUPERVALU INC.
By: /s/ Burt M. Fealing
Burt M. Fealing
Vice President, Corporate Secretary and Chief Securities Counsel (Authorized Officer of Registrant)